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                                    CONSENT

        We hereby consent to the references to this firm and our opinions in: the Registration Statement on Form SB-2 filed by PFSB Bancorp, Inc. (the "Company"), Palmyra, Missouri and all amendments thereto; in the Form H-(e)1 for the Company, and all amendments thereto; and in the Application for Conversion on Form AC filed by Palmyra Saving and Building Association, F.A. (the "Bank"), and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings association to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to the Company, a holding company formed for such purpose, and the offering of the Company's common stock.

                                      /s/ MULDOON, MURPHY & FAUCETTE

                                      MULDOON, MURPHY & FAUCETTE


Dated this 18th day of
December, 1998